EXHIBIT 15

To:  Lloyds TSB Bank plc.

l. In consideration of your agreeing to grant or continuing to grant banking facilities to VTL (UK) Limited (hereinafter called the "Customer") upon the terms of the agreement between you and the Customer dated 21 October 2005 (hereinafter called the "Lloyds TSB Facility") we guarantee payment on demand upon us of

     (a) all principal amounts unpaid by the Customer by the due date for payment in accordance with the Lloyds TSB Facility (hereinafter called the "Due Date") including, in the event of discontinuance by any means of this guarantee all cheques drawn by the Customer or any other written commitments of indebtedness entered into by the Customer purporting to be dated on or before the date upon which such discontinuance becomes known to you although presented to or paid by your Bank after the date upon which such discontinuance becomes effective; and

     (b) interest on all such principal amounts to the date of demand under this guarantee, commission, fees and other banking charges, costs and expenses in accordance with the Lloyds TSB Facility.

     ALWAYS PROVIDED THAT

     the total amount recoverable from us under this guarantee shall be limited to a sum of (pound)6,000,000 and in addition the interest (on that amount or such less sum as may be due or owing) under Clause 3 hereof; and

2 Upon receipt of any demand from you under this guarantee, we shall be entitled to repay the aggregate of all drawings and any other sum(s) outstanding under the Lloyds TSB Facility at the time of the demand whereupon the Lloyds TBS Facility shall terminate and you shall, upon being satisfied that all obligations under the Lloyds TSB Facility have been fully and finally discharged, return to us this guarantee having marked it as cancelled.

3. We additionally agree to pay interest on any amount for which we may be liable hereunder at 2.0% per annum above your Base Rate from time to time in force from the date of demand on us for payment until final payment by us.

4. This guarantee shall be a continuing security provided always that our liability hereunder shall expire upon the earlier of 30 March 2006 and the date on which all amounts outstanding under the Lloyds TSB Facility have been repaid in full except in respect of any demand for payment received by us by letter or authenticated cable/telex message on or before that date. Each such demand made hereunder shall incorporate a statement that the amount claimed by you represents:

     (i) amount(s) due to you from the Customer pursuant to the Lloyds TSB Facility and unpaid on the Due Date(s) therefor, and/or

     (ii) contingent liabilities of the Customer pursuant to the Lloyds TSB Facility outstanding at the date of demand and which are not likely to be determined until after the expiry of this Guarantee and that arrangements satisfactory to you have not been made to extend the validity of this Guarantee or provide you with other security acceptable to you.

5. Any amount paid by us hereunder in response to a demand in respect of contingent liabilities of the Customer may be held by you as security for such liabilities and may be applied by you in or towards satisfaction of all amounts owing to you in connection therewith as soon as the same shall become due or at any time thereafter. You shall be under no obligation to return to us any amount received by you under this

     Guarantee and not applied in reduction of the liabilities of the Customer until all such liabilities have been fully and finally discharged to your satisfaction.

6. Our liability under this guarantee shall not be affected by any variation in or renewal of such banking facilities, the granting of time or indulgence to or composition with the Customer, any legal disability or incapacity of the Customer, any moratorium or similar enactment or other circumstance affecting in any way whatsoever the liability of the Customer, or any other matter or thing which might otherwise operate to discharge our liability as guarantor hereunder.

7. If at any time, you receive or recover payment after a Due Date in respect an amount which was unpaid by the Customer by the Due Date, then

     (a) if you have made a demand of us in respect of such amount which has not been paid by us, you shall issue to us a confirmation that such demand is cancelled; and

     (b) if we have made payment to you under the terms of this guarantee in respect of such amount, you shall:

           (i)  hold such payment received or recovered in trust for us; and

           (ii) forthwith pay an amount equal to such payment to us.


8 You shall not assign or transfer any of our rights under this guarantee without our prior written consent.

9. This guarantee shall be governed and construed in accordance with English law.

10. You and we both irrevocably agree that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this guarantee and, for such purposes, you and we both irrevocably submit to the jurisdiction of such courts.


For and on behalf of


/s/ Thomas Doster
--------------------
Authorised Signatory



We hereby acknowledge and agree to these terms

For and on behalf of Lloyds TSB Bank plc.:


Authorised Signatory